INTERNAL CORRESPONDENCE              LOCATION   MDU Resources

          DATE       December 4, 2006

          WRITER        Terry D. Hildestad

          SUBJECT       Supplemental Executive
Confidential                           Retirement Plan

John Harp
MDU Construction Services Group, Inc.

This is a follow-up to the conversation we had in October. Again, I want to congratulate you on the outstanding performance of MDU Construction Services Group, Inc. (CSG). The turnaround you have accomplished is quite remarkable. I appreciate your commitment to remain as the President and CEO of MDU Construction Services Group, Inc. (CSG) through January 2, 2008, and to have a succession plan in place prior to your departure from the company.

Given your performance and your commitment to remain in your current role through January 2, 2008, and to have a succession plan in place prior to your departure from the company, the Compensation Committee and Board approved for you a supplemental executive retirement plan. The benefit is the cash equivalent of an additional three years of prior service credit under the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees (Pension) and the MDU Resources Group, Inc. Supplemental Income Security Plan (SISP). The additional payments due to the credited service will be made outside (independent of) the Pension and SISP plans. The payments will be made from the general assets of the corporation. We are not modifying the Pension or SISP plans to provide these additional payments.

Payments associated with the three-year equivalent of Pension service credit will begin the first day of the month following six months after your date of employment separation and continue for your lifetime. This payment will be made regardless of whether or not you are entitled to or receive a payment under the Pension Plan. Payments associated with the three-year equivalent of SISP service credit will be governed by the terms of the SISP Plan. You will begin receiving the additional payments at age 65 or six months after separation of employment, whichever is later. Should you continue to work beyond January 2, 2008, you will continue to vest under the terms of SISP, but at no point will your SISP and supplemental benefit exceed an amount that corresponds to 100 percent vesting.

Thanks for your commitment to helping MDU Resources continue in its success.

                                        /s/ TERRY D. HILDESTAD
Terry D. Hildestad

cc:     Debbie Anderson     Craig Keller    Paul Sandness
Mark Del Vecchio    Cindy Redding  Lisa Schlafmann